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                                                                   Exhibit 10.60

                              [COLE NATIONAL LOGO]

EXECUTIVE OFFICES

                                 March 23, 2000



Mr. Thomas Kaung
12 Pepper Ridge Road
Pepper Pike, OH   44124

Dear Tom:

         We are pleased to offer you the opportunity to become Executive Vice President and Chief Financial Officer. You will report to me and play a leadership role in working with Larry and me to reinvigorate our growth.

         The following highlights the terms of our offer:

         1. EFFECTIVE DATE: Upon election as an officer by Board of Directors.

         2. SALARY: Your base salary will be $375,000 per year, payable in accordance with the bi-weekly executive payroll schedule, starting with the effective date.

         3. OPERATING BONUS: You will participate in a Management Incentive Plan as such program is in effect from time to time for senior officers of Cole National Corporation. Your bonus, if any, for Fiscal Year 2000 will be based on the full $375,000.

         4. STOCK OPTIONS: We will request that the Board of Directors of Cole National Corporation grant you an option for 50,000 shares of Cole National Corporation stock, at a per share price equal to the closing stock price on the date of grant and another option for 50,000 shares at a per share exercise price of $10.00. These options will have a two year vesting period with half of each grant vesting at the end of the first year and the remainder at the end of the second year. These options would be granted as of the date you are elected as an officer by the Board.

         5. MERIT INCREASE: Your salary will be reviewed and adjustments, if any, will be made in the discretion of the CEO and Board.

         6. AUTOMOBILE: You may choose a company automobile with a value of up to $45,850.

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         7.       GROUP MEDICAL PLAN: If you elect, you and your eligible
dependents will be eligible to participate in the Cole Group coverage. Additionally, if you do elect coverage, you will also be eligible to participate in our MERP Executive Supplemental Plan while you are employed, details of which we can provide at a later date. If you remain employed by the Company until the Retirement Date (as defined below) and thereafter upon termination of your employment for any reason (other than for Cause) or if prior to the Retirement Date your employment is terminated by the Company without Cause or by you following a change in control or for Good Reason (all as defined in the Stock Option Agreement dated this date between you and the Company), the Company shall provide you and your spouse to the extent reasonably possible with such group medical benefits under its group medical plan as it then currently provides to its employees generally at the same cost to you as it then charges to the Company's employees until November 1, 2005. You will not then be entitled to MERP.

         8. SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS (SERP): You will not participate in any of the Supplemental executive retirement plans of the Company except for such benefits as you may have from your previous employment with the Company.

         9. TERM LIFE INSURANCE/ACCIDENTAL DEATH & DISMEMBERED INSURANCE (AD&D): You will be eligible to participate in Cole National's life insurance program, which provides a coverage at no cost to you in an amount equal to two times your base salary. You may elect to purchase additional amounts of Term Insurance equal to one or two times your base salary at your cost.

         10. SHORT-TERM DISABILITY PLAN: After a six (6) month waiting period, you would be eligible for benefits up to a maximum of thirteen (13) weeks beginning with the first day of absence.

         11. EXECUTIVE LONG-TERM DISABILITY PLAN: In accordance with the terms of this plan, you would be eligible for a monthly benefit of up to sixty (60%) percent of your monthly base salary, up to a maximum of fifteen thousand dollars ($15,000) per month. You will be eligible to participate in this plan following ninety (90) days of continuous employment. Benefits are payable after a waiting period of ninety (90) days after the onset of disability.

         12. DEFERRED COMPENSATION PLAN: You would be eligible to participate in the Deferred Compensation Plan (DCP) after 90 days of continuous service. This is a non-qualified compensation deferral plan that allows you to defer up to 100% of your salary and/or bonus. The Company will match 10% of the first 10% of your compensation contributed to the plan in Cole National Common Stock after the end of each Plan year. Plan details will be sent to you upon hire.

         13. PENSION PLAN: Your participation in the Cole National Group Retirement Plan will be governed by the terms of such plan..

         14. VACATION: You will be eligible for four (4) weeks of vacation, beginning in fiscal 2000.


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         15. RECRUITMENT RESPONSIBILITY: It is currently anticipated that you will retire on February 1, 2003 or such other date as we shall mutually agree ("Retirement Date"). You acknowledge that one of your responsibilities shall be to commence active recruitment for your successor not later than twelve (12) months prior to your Retirement Date with the objective that the person so selected will commence his/her employment six months prior to your Retirement Date.

         16. TERMINATION/NON-COMPETE AGREEMENT: A letter to be signed in connection with your acceptance of employment setting forth certain noncompetition and termination provisions has been provided as a condition of your employment.

                                   Sincerely,


                                   /s/Jeffrey A. Cole
                                   ------------------------------------
                                   Jeffrey A. Cole
                                   Chairman and Chief Executive Officer



Agreed to and acknowledged this  23  day of March, 2000.
                                ----


/s/Thomas T. S. Kaung
---------------------------------
Thomas T. S. Kaung


Enclosure:        Non-Compete Agreement